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                                                                      EXHIBIT 11


                        MELITA INTERNATIONAL CORPORATION
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)



                                                                                            Six Months
                                                                                          Ended June 30,
                                                                                       1998           1997
                                                                                       ----           ----
                            DILUTED
                            Weighted average common stock outstanding                 15,169          8,000
                            Effect of the combination (1)                                 --          3,143
                            Effect of issuance of shares in IPO                           --            529
                            Dilutive effect of common stock equivalents                  870            395
                            Cheap stock adjustment (2)                                    --             94
                            Effect of shareholder distribution (3)                        --            597
                                                                                      ------         ------
                            Weighted average common and common equivalent shares      16,039         12,758
                                                                                      ======         ======
                            Net income after income tax                                5,280          6,048
                            Earnings per share                                           .13            .47
                                                                                      ======         ======
                            Pro forma net income                                                      3,090
                            Pro forma earnings per share                                                .24
                                                                                                     ======

(1) Reflects pro forma issuance of 3,143 shares of Common Stock in connection with the combination of Melita International Corporation, Melita Europe Limited and Inventions, Inc.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.

(3) Pursuant to Staff Accounting Bulletin 1B.3, pro forma earnings per share gives effect to the issuance by the Company of the numbers of shares that, of the assumed public offering price, would yield proceeds in the amount necessary to pay the shareholder distribution that is not covered by the earnings during the period.